UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 04, 2022

BANC OF CALIFORNIA, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35522	04-3639825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 MacArthur Place,	Santa Ana,	California	92707
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (855) 361-2262
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BANC	New York Stock Exchange
Depositary Shares each representing a 1/40th Interest in a share of 7.00% Non-Cumulative Perpetual Preferred Stock, Series E	BANC PRE	New York Stock Exchange

Item 8.01. Other Events.

As previously reported, during the three months ended September 30, 2019, Banc of California, Inc. (the “Company”) recorded a $35.1 million charge-off of a line of credit originated in November 2017 to a borrower purportedly the subject of a fraudulent scheme.

Subsequently, on October 22, 2019, in connection with this matter, Banc of California N.A. (the “Bank”) filed a complaint in the U.S. District Court for the Southern District of California (Case CV '19 02031 GPC KSC) seeking to recover its losses and other monetary damages against Chicago Title Insurance Company (“CTIC”) and Chicago Title Company (“CTC”), asserting claims under RICO, 18 U.S.C § 1962 and for RICO Conspiracy, Fraud, Aiding and Abetting Fraud, Negligent Misrepresentation, Breach of Fiduciary Duty and Negligence. On October 1, 2020, the case was re-filed in the Superior Court of the State of California, Court of San Diego (Case No. 37-2020-00034947), asserting claims for Fraud, Aiding and Abetting Fraud, Conspiracy to Defraud, Negligent Misrepresentation, Breach of Fiduciary Duty, Negligence, Money Had And Received, and Conversion.

Effective March 3, 2022, the Bank entered into a settlement agreement with CTC and CTIC pursuant to which CTC agreed to pay to the Bank $39.9 million, and the Bank agreed to release CTC and CTIC for any and all claims related to this matter. After attorneys’ fees, the net amount payable to the Company will be approximately $31.3 million, or approximately $0.36 per share on an after tax basis, assuming a 27% effective tax rate.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANC OF CALIFORNIA, INC.
(Registrant)

March 7, 2022	/s/ Ido Dotan
Ido Dotan
Executive Vice President, General Counsel and Corporate Secretary